SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TODAY'S MAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(1)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 24, 1998

                         ------------------------------

To the Shareholders of Today's Man, Inc.:

     The 1998 Annual Meeting of Shareholders of Today's Man, Inc. will be held on June 24, 1998, at 10:00 a.m., prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, for the purpose of considering and acting upon the following:

          1. To elect one Class I director to hold office for a term of four years and until his successor is duly elected and qualified, as more fully described in the accompanying Proxy Statement; and

          2. To transact such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on May 27, 1998, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

     If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          /s/ Larry Feld
                                              ---------------------------------
                                              LARRY FELD
                                              Vice President and Secretary

Moorestown, New Jersey
May 29, 1998

                               TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057
                                 (609) 235-5656

                         ------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                         ------------------------------

     The accompanying proxy is solicited by the Board of Directors of Today's Man, Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders (the "Meeting") to be held on June 24, 1998 at 10:00, prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about May 29, 1998.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

     Only shareholders of record, as shown on the transfer books of the Company, at the close of business on May 27, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 26,461,283 shares of Common Stock outstanding (not including 813,305 shares of Common Stock to be issued to certain creditors of the Company pursuant to the Plan of Reorganization (as hereinafter defined) upon receipt of certain information and/or the resolution of certain disputed claims).

     Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of the nominee for director hereinafter named. Sending in a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

     The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. All shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

     Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the nominee receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

     As used in this Proxy Statement, "fiscal 1992," "fiscal 1993," "fiscal 1994," "fiscal 1995," "fiscal 1996," "fiscal 1997" and "fiscal 1998" refer to the Company's fiscal years ended or ending January 30, 1993, January 29, 1994, January 28, 1995, February 3, 1996, February 1, 1997, January 31, 1998 and January 30, 1999, respectively.

     On February 2, 1996, the Company and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The Company's Second Amended Joint Plan of Reorganization (the "Plan of Reorganization") was confirmed by the Bankruptcy Court on December 12, 1997 and became effective on December 31, 1997.

     Pursuant to the Plan of Reorganization, the Company paid an aggregate of $53.3 million and issued 9,920,568 shares of Common Stock to its creditors in settlement of $76.2 million of outstanding indebtedness, including post-petition interest. Under the Plan of Reorganization, holders of the Company's Common Stock received for each share of old Common Stock: (1) one share of new Common Stock and (2) 0.5 of a Common Stock Purchase Warrant ("Warrant"). Each whole Warrant entitles the holder to purchase one share of new Common Stock at an exercise price of $2.70 per share at any time on or before December 31, 1999. For more information, see "Item 1. Business -- Chapter 11 Proceedings" in the Company's Annual Report on Form 10-K for fiscal 1997.

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Articles of Incorporation provide that the Board of Directors shall consist of not less than four and not more than fifteen directors, with the exact number fixed by the Board of Directors. The Board has fixed the number of directors at seven.

     At the Meeting, shareholders will elect one Class I director to serve for a term of four years and until his successor is elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy "for" the election of the listed nominee or, in the event of inability of the nominee to serve for any reason, for the election of such other person as the Board of Directors may designate to fill the vacancy. The Board has no reason to believe that the nominee will not be a candidate or will be unable to serve.

     The following table sets forth information, as of the Record Date, concerning the Company's directors and nominee for election to the Board of Directors. Mr. Wasserman, the director nominee, was nominated by the Board of Directors and currently serves as a director. The nominee has consented to being named in the Proxy Statement and to serve if elected.

                                                                                DIRECTOR    TERM
NAME                          AGE                    POSITION                    SINCE     EXPIRES
----                          ---                    --------                   --------   -------
David Feld                    50    Chairman of the Board, President and Chief    1971      2001
                                    Executive Officer
Leonard Wasserman (1)         72    Executive Vice President, Operations and      1992      1998
                                    Director
Larry Feld                    47    Vice President, Store Development,            1971      1999
                                    Secretary and Director
Ira Brind (2)(3)              57    Director                                      1992      2000
Verna K. Gibson (2)           55    Director                                      1992      1999
Bernard J. Korman (3)         66    Director                                      1992      2000
Randall Lambert (3)           40    Director                                      1998      2001

------------------
(1) Nominee for Director.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

     The following information about the Company's directors and nominee for director is based, in part, upon information supplied by such persons.

     Mr. David Feld has been with the Company continuously since he founded it in 1971. He grew up in his family's retail business and opened the Company's first store in Philadelphia in 1971. Mr. David Feld has served as Chairman of the Board and Chief Executive Officer of the Company since its inception and, except for the period from March 1995 until July 1995, also has served as President of the Company. On February 2, 1996, Mr. Feld filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. On August 13, 1997, the United States Bankruptcy Court for the District of New Jersey confirmed Mr. Feld's Chapter 11 Plan.

     Mr. Wasserman joined the Company in 1983 as a consultant to assist in strategic planning and marketing development and was appointed to the Office of the President in 1991 and a director in 1992. Mr. Wasserman was named Executive Vice President, Operations in 1995. Between 1982 and 1983, Mr. Wasserman was President and Chief Executive Officer of the Lionel Corporation and, prior thereto, was President of its Kiddie City Division for 11 years. Mr. Wasserman founded Kiddie City in 1957.

     Mr. Larry Feld has served as Vice President, Store Development since 1983 and as a Vice President, Secretary and Director of the Company since its inception in 1971. Messrs. David Feld and Larry Feld are brothers.

     Mr. Brind is President and a shareholder principal of Brind-Lindsay & Co., Inc., a management and consulting firm in Philadelphia. Until 1987, Mr. Brind was President, Chief Executive Officer and a Director of McDonnell Douglas Truck Services, Inc., a full service truck lessor and transportation services subsidiary of McDonnell Douglas Corporation. Mr. Brind is also a director of Aydin Corp.

     Mrs. Gibson is an active partner in Retail Options, Inc., a consulting firm formed in 1993. Mrs. Gibson has been an independent retail consultant since 1991 and provided consulting services to the Company, among others, in fiscal 1992, fiscal 1993 and fiscal 1994. From 1985 to 1991, Mrs. Gibson was President and Chief Executive Officer of the Limited Stores, Inc., which she joined as a trainee in 1971. From December 1994 to 1996, Mrs. Gibson served as Chairman of the Board of Petrie Retail, Inc. Mrs. Gibson is a director of Caldor, Inc., MothersWork, Inc. and Chicos FAS, Inc. Petrie Retail filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in October 1995.

     Mr. Korman has been Chairman of the Board of Graduate Health System, Inc., a not-for-profit healthcare system since November 1996. From 1980 to 1995, Mr. Korman was President, Chief Executive Officer and a director of MEDIQ Incorporated, a healthcare services and equipment company located in Pennsauken, New Jersey. Mr. Korman is also a director of NutraMax Products, Inc., The Pep Boys -- Manny, Moe & Jack, Omega Healthcare Investors, Inc., Omega Worldwide, Inc., the New America High Income Fund, Inc., InnoServe Technologies, Inc., and Kranzco Realty Trust.

     Mr. Lambert is Managing Director of Chanin Kirkland Messina LLC, a merchant banking and investment banking/financial advisory firm located in Los Angeles and New York. From 1995 to 1997, Mr. Lambert was Managing Director of private transactions at BDS Securities, LLC in New York. From 1985 to 1997, Mr. Lambert was Vice President of Brian M. Freeman Enterprises. Mr. Lambert was a certified public accountant with Ernst & Young in Chicago and Price Waterhouse in Africa. Mr. Lambert is also a Chartered Financial Analyst. Since August 1997, Mr. Lambert has served as a director of Weiner's Stores, Inc.

BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors held nine meetings during fiscal 1997. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 1997, except Ms. Gibson.

     The Board of Directors has appointed a Compensation Committee to review and make recommendations to the Board regarding compensation of executive officers. The Compensation Committee also administers the Company's Management Stock Option Plan. During fiscal 1997, the Compensation Committee held one meeting.

     The Board of Directors also has appointed an Audit Committee to, among other things, review the Company's financial and accounting practices and policies and the scope and results of the Company's annual audit. The Audit Committee also recommends to the Board the selection of the Company's independent public auditors. The Audit Committee did not meet during fiscal 1997.

     The Board of Directors has not appointed a standing Nominating Committee.

DIRECTOR COMPENSATION

     Each director of the Company who is not also an employee receives an annual fee of $5,000 and a fee of $1,000 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings. All directors, including non-employee directors, are entitled to receive options under the Management Stock Option Plan. In fiscal 1997, options to purchase 100,000 shares of Common Stock at an exercise price of $2.38 per share were granted to each of Mrs. Gibson and Messrs. Brind and Korman.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                                 SHARES
                                                          BENEFICIALLY OWNED(1)
                                                         -----------------------
                                                           NUMBER        PERCENT
                                                         ----------      -------
David Feld (2).....................................      10,428,090      35.4%
Osiris Management LLC (3)..........................       1,900,000       7.0%
Bernard J. Korman (4)..............................       1,577,000       5.8%
Ira Brind (5)......................................         726,000       2.6%
Verna K. Gibson (6)................................         352,500       1.3%
Leonard Wasserman (7)..............................         495,740       1.8%
Larry Feld (8).....................................         306,916       1.1%
Frank E. Johnson (9)...............................         107,633          *
Gary Kellman (10)..................................         105,000          *
Randall Lambert....................................               0         --
All directors and executive officers as a group
  (10 persons) (11)................................      14,170,424      46.8%

------------------
   * Less than one percent.

 (1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Shares beneficially owned as a percent of outstanding shares have been calculated assuming that 813,305 shares, to be issued to certain creditors of the

     Company pursuant to the Plan of Reorganization upon receipt of certain information and/or the resolution of certain disputed claims, were issued and outstanding on the Record Date.

 (2) Includes Warrants to purchase 2,074,789 shares and options to purchase 100,000 shares under the Management Stock Option Plan. Also includes 1,175 shares and Warrants to purchase 587 shares allocated to Mr. David Feld's account in the 401(k) Profit Sharing Plan and 210,000 shares currently held by Mr. Feld which are subject to an option purchase agreement held by Alex. Brown Incorporated. A total of 5,439,578 shares have been pledged by Mr. David Feld to secure certain personal loans. Excludes 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children, as to which Mr. David Feld disclaims beneficial ownership. Mr. David Feld's address is c/o Today's Man, Inc., 835 Lancer Drive, Moorestown, New Jersey 08057.

 (3) Based upon a Schedule 13D as filed with the Securities and Exchange Commission on January 13, 1998 by such person together with Toth LLC, Toth II, LLC, Osiris Group, L.P., Steven Jackson and David Blumberg, each of whom may be deemed to be the beneficial owner of some or all of the shares reflected in such Schedule 13D. The address of such persons in 777 Long Ridge Road, Stamford, Connecticut 06902.

 (4) Includes Warrants to purchase 10,000 shares and options to purchase 40,000 shares under the Management Stock Option Plan. Mr. Korman's address is c/o Graduate Health Systems, Inc., 22nd and Chestnut Streets, Philadelphia, PA 19103.

 (5) Includes Warrants to purchase 205,000 shares and options to purchase 40,000 shares under the Management Stock Option Plan. Also includes 3,500 shares and Warrants to purchase 1,000 shares held by Mr. Brind in trust for his children and 7,000 shares and Warrants to purchase 2,000 shares owned by his wife.

 (6) Includes 87,500 shares and Warrants to purchase 25,000 shares held in an Individual Retirement Account for Ms. Gibson. Also includes options to purchase 40,000 shares under the Management Stock Option Plan.

 (7) Includes Warrants to purchase 39,950 shares and options to purchase 80,000 shares under the Management Stock Option Plan. Also includes 2,131 shares and Warrants to purchase 609 shares allocated to his account in the 401(k) Profit Sharing Plan and 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children for which trusts Mr. Wasserman is trustee. Excludes shares held in trusts for the benefit of Mr. Wasserman's children and grandchildren. Mr. Wasserman disclaims beneficial ownership as to all such trust shares.

 (8) Includes Warrants to purchase 60,213 shares and options to purchase 40,000 shares under the Management Stock Option Plan. Also includes 1,197 shares and Warrants to purchase 598 shares allocated to his account in the 401(k) Profit Sharing Plan and includes 100 shares and Warrants to purchase 50 shares held by Mr. Larry Feld in trust for his son.

 (9) Includes Warrants to purchase 5,733 shares and options to purchase 80,000 shares under the Management Stock Option Plan. Also includes 2,199 shares and Warrants to purchase 735 shares allocated to his account in the 401(k) Profit Sharing Plan.

(10) Includes Warrants to purchase 5,000 shares and options to purchase 80,000 shares under the Management Stock Option Plan.

(11) Includes in aggregate, options to purchase 516,000 shares under the Management Stock Option Plan and Warrants to purchase 2,497,331 shares, held by all directors and executive officers as a group.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 1997, except that Mr. Kellman and Mr. Larry Feld incorrectly reported certain shares acquired in December, 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(k) Plan. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the retail industry based on formal and informal surveys conducted by the Company.

     As a result of the Company's recently completed bankruptcy proceeding, the Compensation Committee is evaluating the Company's compensation program, particularly with respect to incentive compensation and retention. To aid in the retention of management and key employees during the bankruptcy proceeding, the Company adopted a Retention Plan and a Severance Plan discussed in greater detail below.

     Decisions with respect to the compensation of Mr. David Feld, the President and Chief Executive Officer, are made by the Compensation Committee. Decisions with respect to the compensation of all other executives officers are made by Mr. David Feld.

     BASE SALARY. Prior to the beginning of each fiscal year, financial and other goals are established for the Company. Each executive officer is responsible for accomplishing the goals pertaining to his area of responsibility. At the end of each fiscal year, a performance review takes place with each executive officer to measure performance against those objectives. Base salary decisions are made based on the results of the performance review as well as other considerations such as the executive officer's level of responsibility, years of service with the Company and professional background. No executive officer's base salary was increased in fiscal 1997 except for Mr. Johnson whose salary was increased in connection with a promotion.

     ANNUAL INCENTIVE COMPENSATION. The Annual Incentive Bonus Plan (the "Incentive Plan") is designed to promote the interest of the Company by providing meaningful incentive compensation to management and key professionals to drive performance. The plan is designed to provide incentive opportunities dependent upon the achievement of predetermined performance goals which are measured relative to earnings before interest, income taxes, depreciation and amortization ("EBITDA"). The Incentive Plan payout under this Plan was $689,000 in fiscal 1997, which was paid in the first quarter of fiscal 1998.

     RETENTION PLAN. The Company adopted a Retention Bonus Plan (the "Retention Plan") to provide meaningful incentive compensation to designated employees to continue their employment with the Company during the first 18 months of the Company's bankruptcy proceeding. The Retention Plan provided for the payment of a bonus ranging from 7.5% to 35% of a participant's then base salary, which was paid in 25% installments in July 1996 and February 1997, with the balance paid in August 1997. If a participant ceased to be employed by the Company at any time prior to the end of the Retention Plan by reason of death, disability, retirement, change of control or liquidation of the Company, the participant was paid a pro rata portion of the retention bonus; however, no retention bonus was paid if the participant was terminated for any other reason or for cause.

     SEVERANCE PLAN. The Company has adopted a Severance Plan to encourage the continued employment of its employees during the Company's bankruptcy proceeding. The provisions of the Severance Plan continued upon the Company's emergence from its bankruptcy proceedings. All employees are entitled to participate in the Severance Plan. In the event an employee's employment is terminated by the Company without "Cause," such employee will be entitled to a continuation of his or her base salary for a period of time based on the individual's position and, in some cases, length of service with the Company. "Cause" is defined as the willful and continued failure of the employee to perform his or her duties or the willful engaging by employee in illegal conduct or gross misconduct materially injurious to the Company. In addition, the employee is entitled to continued medical benefits during the severance period, subject to reduction or elimination in the event that the employee obtains medical benefits as a result of new employment. Under the Severance Plan, executive officers will be entitled to receive their base salary for from six to 18 months after termination of their employment without Cause, depending on their position, except that any compensation received by an executive officer who is a Vice President or above as a result of new employment obtained during the severance period will be set off against and reduce up to a maximum of one-half of the amount of severance payable to the former executive officer.

     CHANGE IN CONTROL PLAN. The Company adopted a Change in Control Plan for its executive officers and vice presidents which provides that, in the event their employment is terminated by them voluntarily for "good cause" or involuntarily without cause, they will be entitled to a lump sum cash payment consisting of their base salary through the date of termination, a proportionate bonus based upon the highest annual bonus, a pro rata retention bonus, if applicable, one or two times, depending on their position, the executive's base salary equal to or greater than the highest base salary paid to the executive by the Company during the previous year and unpaid deferred compensation and vacation pay. In addition, the executive is entitled to continued employee welfare benefits for one or two years, depending upon their position. There is no obligation under the part of the executive to mitigate damages. Good reason means: the diminution of responsibilities, assignment to inappropriate duties, adjustments to compensation or benefits provisions such that (a) the monthly base salary is less than the highest monthly base salary paid to the executive by the Company during the previous year, (b) annual incentive bonus opportunities which are substantially similar to those which were available prior to the change of control, (c) any earned retention bonus which is not paid according to the award schedule or (d) savings, welfare benefits, fringe benefits or retirement plan participation which is not substantially similar to that which was in effect prior to the change of control, transfer more than 50 miles, a purported termination of the Agreement by the Company other than in accordance with the Agreement, or failure of the Company to require any successor to the Company to comply with the Agreement. Determination by the executive of "good reason" shall be conclusive if made in good faith.

     STOCK OPTIONS. The Company uses the Management Stock Option Plan (the "Management Plan") as additional incentive plan for officers, key employees and directors. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaces the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All options outstanding under the Prior Plans were automatically terminated upon confirmation of the Company's Plan of Reorganization.

     The Management Plan authorizes the Compensation Committee to award stock options to officers, key employees and directors. Stock option grants are determined by the Compensation Committee based upon recommendations of senior management and are made at a level calculated to be competitive within the retail industry. In general under the Management Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. The Committee granted 2,247,500 options under the Management Plan during fiscal 1997.

Information concerning the option grants to certain executive officers is set forth in the Summary Compensation Table.

     DETERMINATION OF COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. David Feld's base salary for fiscal 1997 was not increased from his fiscal 1996 base salary of $190,000.

     POLICY WITH RESPECT TO SECTION 162(m) OF THE INTERNAL REVENUE
CODE. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during a taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. The Compensation Committee continually evaluates to what extent Section 162(m) will apply to its compensation programs.

     Members of the Compensation Committee during fiscal 1997: Ira Brind, Chairman, and Verna K. Gibson.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 1997, fiscal 1996 and fiscal 1995.

                                                                                      LONG-TERM
                                                       ANNUAL COMPENSATION           COMPENSATION
                                                ----------------------------------   ------------
                                                                         OTHER        SECURITIES
                                       FISCAL                            ANNUAL       UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS(1)   COMPENSATION     OPTIONS      COMPENSATION(2)
     ---------------------------       ------   --------   --------   ------------   ------------   ---------------
David Feld                              1997    $190,000   $98,438      $     --       250,000          $3,800
  President and Chief Executive         1996     190,000    86,625            --            --           3,800
  Officer                               1995     190,000        --            --            --           3,683

Frank E. Johnson                        1997     194,615    97,401            --       200,000           3,800
  Executive Vice President and Chief    1996     165,000    84,437            --            --           3,800
  Financial Officer                     1995     132,300        --            --        10,000(4)        3,511

Gary Kellman                            1997     300,000    54,088       129,031(3)    200,000              --
  Executive Vice President, General     1996      63,462    70,006            --            --              --
  Merchandise Manager                   1995          --        --            --            --              --

Leonard Wasserman                       1997     250,000   119,713            --       200,000           3,800
  Executive Vice President,             1996     250,000    91,875            --            --           3,800
  Operations                            1995     250,000        --            --        12,000(4)        3,598

Larry Feld                              1997     165,000    62,642            --       100,000             714
  Vice President, Store Development     1996     165,000    49,673            --            --           2,637
                                        1995     165,000        --            --        10,000(4)        3,928

------------------
(1) Represents bonuses earned under the Retention Bonus Plan and Incentive Plan. Bonuses earned under the Incentive Plan were paid in the following fiscal year. No bonuses were paid for fiscal 1995.

(2) Represents the Company's matching contribution under the 401(k) Profit Sharing Plan.

(3) Includes relocation expenses paid on behalf of Mr. Kellman of $114,431. The cost of perquisites is not disclosed for any other executive officers because the disclosure threshold (the lower of $50,500 or 10% of salary plus bonus) was not reached in the year presented.

(4) Pursuant to the Plan of Reorganization, all outstanding stock options under the Company's Employee Stock Option Plan, Director Stock Option Plan and the 1995 Non-Employee Director Stock Option Plan, automatically terminated upon the confirmation of the Plan of Reorganization in December, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning stock options granted under the Management Stock Option Plan during fiscal 1997 to the executive officers of the Company named in the Summary Compensation Table:

                                             INDIVIDUAL GRANTS                       POTENTIAL REALIZED VALUE
                         ---------------------------------------------------------    AT ASSUMED ANNUAL RATES
                                             PERCENT OF                                   OF STOCK PRICE
                            NUMBER OF      TOTAL OPTIONS                                 APPRECIATION FOR
                           SECURITIES        GRANTED TO                                   OPTION TERM(1)
                           UNDERLYING       EMPLOYEES IN    EXERCISE   EXPIRATION    -------------------------
         NAME            OPTIONS GRANTED    FISCAL YEAR      PRICE        DATE           5%            10%
         ----            ---------------   --------------   --------   -----------   -----------   -----------
David Feld.............      250,000            11.1%        $2.38      12/31/07      $359,939      $925,582
Frank E. Johnson.......      200,000             8.9%        $2.38      12/31/07      $287,952      $740,456
Gary Kellman...........      200,000             8.9%        $2.38      12/31/07      $287,952      $740,456
Leonard Wasserman......      200,000             8.9%        $2.38      12/31/07      $287,952      $740,456
Larry Feld.............      100,000             4.5%        $2.38      12/31/07      $143,976      $370,233

------------------
(1) Shows the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock appreciates in value from the date of grant to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, less the exercise price of the option. The rates of appreciation used in this table are prescribed by regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the market value of the Common Stock. Pursuant to the Plan of Reorganization, all options shown in this table were granted at an exercise price equal to the greater of (i) the fair market value of the Common Stock on the date of grant or (ii) $2.38, the issuance price for the Common Stock under the Plan of Reorganization. The fair market value of the Common Stock on the date of grant, December 31, 1997 was equal to the last sales price of the Common Stock on the date of the grant ($3.125 as reported on the Nasdaq National Market) less the estimated fair market value of the Warrants of $.78, or $2.345 per share. At the time the options were granted, the Warrants were not separately traded from the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised options held at the end of fiscal 1997 by the executive officers of the Company named in the Summary Compensation Table.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                SHARES                             OPTIONS              IN-THE-MONEY OPTIONS
                               ACQUIRED        VALUE         AT FISCAL YEAR-END          AT FISCAL YEAR-END
            NAME              ON EXERCISE   REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              -----------   -----------   -------------------------   -------------------------
David Feld..................      --            --             100,000/150,000             $49,500/$74,250
Leonard Wasserman...........      --            --              80,000/120,000             $39,600/$59,400
Frank E. Johnson............      --            --              80,000/120,000             $39,600/$59,400
Gary Kellman................      --            --              80,000/120,000             $39,600/$59,400
Larry Feld..................      --            --              40,000/ 60,000             $19,800/$29,700

------------------
(1) No options were exercised by the named executive officers in fiscal 1997.

(2) The last sale price of the Common Stock on January 31, 1998, the last trading day in fiscal 1997, as reported on the Nasdaq National Market System, was $2.875 per share.

MANAGEMENT STOCK OPTION PLAN

     The Company's Management Stock Option Plan ("Management Plan") was adopted by the Board in July 1997 and approved by the Bankruptcy Court on December 12, 1997. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaces the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All of the options which were outstanding under the Prior Plans terminated automatically upon the confirmation of the Company's Plan of Reorganization. Payment of the exercise price for options granted under the Management Plan may be made in cash, shares of Common Stock or a combination of both. Options granted pursuant to the Management Plan may not be exercised more than ten years from the date of grant.

     All officers, key employees and directors of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the Management Plan. No individual may receive options under the Management Plan for more than 25% of the total number of Shares of Common Stock authorized for issuance under the Management Plan.

     The Management Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the optionees and determines the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify, amend, suspend or terminate the Management Plan, provided that such action may not affect outstanding options.

     Options to purchase an aggregate of 2,450,000 shares of Common Stock may be granted pursuant to the Management Plan (subject to appropriate adjustments to reflect changes in the capitalization of the Company). Options granted under the Management Plan may be incentive stock options ("Incentive Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify ("Non-Qualified Options"). The option price for Incentive Options issued under the Management Plan must be equal at least to the fair market value of the Common Stock on the date of the grant of the option, provided, however, that if an Incentive Option is granted to an individual who, at the time the option is granted, is deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), the option price will be at least 110 percent of the fair market value on the date of grant. The option price for Non-Qualified Options issued under the Management Plan may, in the sole discretion of the Committee, be less than the fair market value of the Common Stock on the date of the grant of the option. The fair market value of the Common Stock on any date shall be determined by the Committee in accordance with the Management Plan and generally shall be the last reported sale price of the share of the Common Stock on the Nasdaq National Market on such date, or if no sale took place on such day, the last such date on which a sale took place.

     All unexercised options terminate three months following the date an optionee ceases to be employed by the Company or any parent or subsidiary of the Company, other than by reason of disability or death (but not later than the expiration date), whether or not such termination is voluntary, except that if an optionee is terminated for cause, all unexercised options will terminate immediately. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the expiration date). Options are not transferable except in the event of death to the decedent's estate. No options may be granted under the Management Plan after July 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Executive Equity Plan Loans. The Company made loans to the former participants of the Company's Executive Equity Plan to permit them to pay their federal and state income tax resulting from the termination of that plan in 1992 and the conversion of the participant's interests in the plan into shares of Common Stock, including loans of $239,085 to Mr. Wasserman, $272,798 to Mr. Larry Feld and $30,112 to Mr. Johnson. These loans bear interest at 1% above the prime rate, were payable in a single payment of principal and interest on April 14, 1996 (plus a 30 day grace period), subject to prepayment if the shares are sold or the participant's employment with the Company terminates, and are secured by a pledge of a portion of the shares. The Company believes that the interest rate of these loans was comparable to the interest rate that participants could obtain from unaffiliated parties but that the repayment terms may be more favorable. Certain of these loans, including Messrs. Wasserman's, Larry Feld's and Johnson's loans, are past due. The Company currently is evaluating appropriate arrangements with the obligors of these loans.

     Leases. The Company leases its executive offices, distribution center and certain adjoining land, located in Moorestown, New Jersey, and three of its superstores from Mr. David Feld. Set forth below is information with respect to those leases. Except as noted below, the Company pays an annual base rental and all operating expenses during the term of the lease, including property taxes and insurance. None of the leases have unexercised renewal options.

                                                LEASE          LEASE
                                             COMMENCEMENT   TERMINATION   ANNUAL BASE
                 LOCATION                        DATE          DATE        RENTAL(1)
                 --------                    ------------   -----------   -----------
Center City Philadelphia, PA...............      1980          2007        $364,992
Deptford, NJ...............................      1985          2008         296,000(2)
Moorestown, NJ.............................      1988          2010         739,200
Langhorne, PA..............................      1988          2008         342,250(2)

------------------
(1) Does not include taxes, insurance and other operating expenses payable by the Company.

(2) Increases annually based upon increases in the Consumer Price Index.

     The Company leases from Mr. David Feld a parcel of land adjacent to the Company's Montgomeryville store for use as a parking lot pursuant to a two year lease which expired in March 1994. The Company paid an annual base rental of $81,000 plus all operating expenses during the term of this lease. The Company continues to lease this parcel on a month-to-month basis pending the execution of a new lease.

     In fiscal 1997, the Company paid an aggregate of $1,956,600 to Mr. David Feld under all leases with him. The Company believes that the terms of each of the leases with Mr. David Feld are no less favorable to the Company than those generally available from unaffiliated third parties. The Company will not lease additional facilities to or from any officers, directors or affiliated parties without the approval of its non-employee directors.

     Equity Investment. Pursuant to the Plan of Reorganization, the Company raised approximately $13.1 million dollars through a rights offering to shareholders (the "Rights Offering"), other than Mr. David Feld, and an equity investment (the "Equity Investment") on substantially the same terms as the Rights Offering. The Equity Investment was made by a group of investors led by Mr. David Feld (the "Equity Investment Group") and included certain directors and executive officers of the Company. The Common Stock was sold at a price of $2.00 per share in the Rights Offering and the Equity Investment. The Equity Investment Group purchased 5,350,416 shares in the Equity Investment. The Company has agreed to register for resale under the Securities Act of 1933 such amount of the shares of Common Stock and Warrants held by the members of the Equity Investment Group as they shall request. Set forth below is a list of the directors and executive officers of the Company who were a members of the Equity Investment Group and the number of shares purchased by them pursuant to the Equity Investment:

                                                 NUMBER OF         AGGREGATE
                       NAME                   SHARES PURCHASED   CONSIDERATION
                       ----                   ----------------   -------------
David Feld..................................     1,663,288(1)     $3,326,576(2)
Bernard J. Korman...........................     1,525,000(3)      3,050,000
Ira Brind...................................       450,000(3)        900,000
Verna K. Gibson.............................       200,000           400,000
Leonard Wasserman...........................        50,000           100,000
Barry S. Pine...............................        50,000           100,000

------------------
(1) Does not include a total of 2,350,000 shares which were purchased from the Company and resold by Mr. David Feld, together with a total of 750,000 Warrants, to certain members of the Equity Investment Group, including Messrs. Korman and Brind, pursuant to the Plan of Reorganization and the Equity Investment agreements.

(2) Paid by application of a credit issued to Mr. David Feld pursuant to the Plan of Reorganization in partial satisfaction of a $5.0 million demand loan payable to him. See "Loans".

(3) Purchased from Mr. David Feld together with 500,000 Warrants (in the case of Mr. Korman) and 200,000 Warrants (in the case of Mr. Brind) pursuant to the Plan of Reorganization and the Equity Investment agreements.

     The foregoing does not include any shares purchased by such persons in their capacity as shareholders pursuant to the Rights Offering.

     Loans. In fiscal 1995, Mr. David Feld made a $5.0 million demand loan to the Company with interest at the prime rate plus 0.5%, payable quarterly in arrears. Pursuant to the Company's Plan of Reorganization, Mr. David Feld received a $3.3 million credit to be used towards the purchase of stock in the Equity Offering and 938,910 shares in satisfaction of this loan, including post-petition interest.

     Tax Indemnification Agreement. From January 1, 1987 to January 30, 1992, the Company was subject to taxation under Subchapter S of the Internal Revenue Code of 1986. As a result, the net income of the Company, for federal and certain state income tax purposes, was reported by and taxed directly to Mr. David Feld, the Company's sole shareholder at such time, rather than to the Company. In connection with the Company's initial public offering, the Company entered into a tax indemnification agreement, as amended, with Mr. David Feld which provided for, among other things (i) an indemnification by the Company of Mr. Feld for any losses or liabilities with respect to any additional taxes (including interest, penalties, legal fees and any additional taxes resulting from any indemnification) resulting from the Company's operations during the period in which it was an S Corporation and (ii) an indemnification by Mr. Feld of the Company for the amount of any tax refund received by Mr. Feld due to a reduction in his share of the Company's S Corporation earnings for calendar year 1991 and the period from January 1 through January 30, 1992 less any income payable by Mr. Feld with respect to distributions to him from January 1, 1991 through September 15, 1993.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Nasdaq Stock Market Index and the Nasdaq Retail Trade Stock Index, assuming an investment of $100 in each on January 30, 1993, and, in the case of the Indexes, the reinvestment of all dividends. The data points used for the performance graph are listed below.

     In the printed version of the document, a line graph appears which depicts the following plot points:

----------------------------------------------------------------------------------------------
 PERFORMANCE GRAPH DATA POINTS      1/30/93   1/29/94   1/28/95    2/3/96    2/1/97    1/30/98
==============================================================================================
  Today's Man, Inc. Common Stock      100        85        60        11        15         21
----------------------------------------------------------------------------------------------
  Nasdaq Stock Market Index           100       115       110       155       203        233
----------------------------------------------------------------------------------------------
  Nasdaq Retail Trade Stock Index     100       107        95       107       131        152
----------------------------------------------------------------------------------------------

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1999 Annual Meeting of Shareholders must be submitted to the Company by January 29, 1999 to receive consideration for inclusion in the Company's Proxy Statement.

                          INDEPENDENT PUBLIC AUDITORS

     The Company's independent public auditors for fiscal 1997 was the firm of Ernst & Young LLP, Philadelphia, Pennsylvania. A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he so desires.

                                 OTHER MATTERS

     The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1997.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

            TODAY'S MAN, INC.
            835 LANCER DRIVE
            MOORESTOWN, NJ 08057
            ATTENTION: FRANK E. JOHNSON, EXECUTIVE VICE PRESIDENT AND CHIEF
                       FINANCIAL OFFICER

                                          By Order of the Board of Directors

                                          /s/ Larry Feld
                                              ---------------------------------
                                              LARRY FELD
                                              Vice President and Secretary

Moorestown, New Jersey
May 29, 1998

                                      PROXY
                                TODAY'S MAN, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 24, 1998
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TODAY'S MAN, INC.

The undersigned hereby constitutes and appoints Frank E. Johnson and Barry S. Pine, and each of them, as attorneys and proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of Today's Man, Inc. (the "Company") to be held on the 24th day of June, 1998, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

PROPOSAL 1. FOR / / the election of Leonard Wasserman as a Class I director of the Company to hold office for a term of four years and until his successor is duly elected and qualified.

To withhold authority to vote for Mr. Wasserman as a director, please check this box. / /

To withhold authority to vote for an individual nominee, print that nominee's name on the space provided below.

-------------------------------------------------------------------------------

PROPOSAL 2. To transact such other business as may properly come before the Annual Meeting.


                  (continued and to be signed on reverse side)

      THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE FOR THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1.

      BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

      The undersigned hereby acknowledges receipt of the Company's 1997 Annual Report to Shareholders, Notice of the Company's 1998 Annual Meeting of Shareholders and the Proxy Statement relating thereto.


                                      DATE:______________________________, 1998
                                              (Please date this Proxy)

                                      -----------------------------------------


                                      -----------------------------------------
                                                    Signature(s)

                                      Please sign your name exactly as it
                                      appears on this proxy indicating any
                                      official position or representative
                                      capacity. If shares are registered in
                                      more than one name, all owners must sign.

         PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE
                        ENCLOSED POSTAGE PAID ENVELOPE.